                                                                     Exhibit 5.1

                     [LETTERHEAD OF COOLEY GODWARD LLP]

                                     , 2000

Clarent Corporation
700 Chesapeake Drive
Redwood City, CA  94063


Dear Ladies and Gentlemen:

We acted as counsel for Clarent Corporation, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000, (the "Agreement") by and among the Company, Copper Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and ACT Networks, Inc., a Delaware corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 5,000,000 shares of the Company's common stock, $0.001 par value per share ("the Shares"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (1) the Company's Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, (2) the resolutions adopted by the Board of Directors of the Company on April 27, 2000, (3) the Registration Statement and (4) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver.

Based upon and subject to the foregoing, in our opinion, the Shares, when sold in the manner and for the consideration contemplated by the Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Sincerely,

Cooley Godward LLP

Deborah J. Ludewig